Exhibit 99.1

Contact:

John Jordan, Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS PROFITABLE FOURTH QUARTER AND YEAR

- - More Than 35 Percent Annual Growth in Heart Laser 2 Installed Base - -

Franklin, MA, February 25, 2004 – PLC Systems Inc. (AMEX: PLC), a worldwide leader in cardiac laser technologies, today reported positive financial results for the three months and year ended December 31, 2003.  The Company also announced that it earned a profit for the seventh consecutive quarter, which led to PLC achieving its second consecutive profitable year.

In a separate news release PLC Systems and Edwards Lifesciences Corporation (NYSE:EW) announced today that the two companies have entered into an exclusive, multi-year agreement to develop and manufacture Edwards’ Optimaze surgical ablation system, a cardiac laser technology that treats cardiac arrhythmias. Edwards is the exclusive U.S. sales and marketing partner of PLC’s TMR Heart Laser system for cardiac revascularization.

Total revenues for the fourth quarter of 2003 increased four percent to $2,335,000 compared with $2,244,000 for the fourth quarter of 2002.  PLC generated fourth quarter 2003 operating income of $309,000, which is a record for PLC since the Company entered into its TMR partnership with Edwards Lifesciences in January 2001.  PLC’s fourth-quarter net income was affected by the Company’s decision to liquidate one of its international subsidiaries.  In closing its Swiss subsidiary, the company realized a non-recurring foreign translation currency loss of $257,000.  Fourth quarter 2003 net income, after giving effect to this non-recurring foreign currency charge, was $74,000 compared with fourth quarter 2002 net income of $210,000.

Total revenues for the year ended December 31, 2003 were $8,334,000 compared to total revenues of $8,838,000 for the year ended December 31, 2002.  Net income for the year ended December 31, 2003 was $517,000 compared to net income of $305,000 for the year ended December 31, 2002.  During the year, PLC improved its cash position by approximately $450,000 and ended 2003 with cash and cash equivalents totaling approximately $6.4 million.

“PLC’s profitable fourth quarter and full year are important achievements,” stated Mark R. Tauscher, president and CEO of PLC Systems.  “With Edwards’ clinical and educational capabilities behind our TMR technology, we believe it has the potential to become the technology of choice for surgeons and cardiologists who want to achieve more complete revascularization for their patients.”

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PLC Reports Seventh Consecutive Profitable Quarter/2

During the fourth quarter of 2003, PLC shipped 10 CO2 Heart Lasers worldwide.  Nine next-generation CO2 Heart Lasers (HL2) were delivered to United States hospitals through Edwards.  Additionally, PLC shipped one first generation CO2 Heart Laser (HL1) to an international hospital.

PLC ended the fourth quarter of 2003 with 156 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 106 HL2 customers and 50 HL1 customers.  As of December 31, 2003, PLC’s U.S. total laser base (HL1 and HL2) had increased by 18 percent during the preceding twelve months.  More significantly, PLC’s U.S. HL2 installed base grew to 106 lasers as of December 31, 2003, up 39 percent from December 31, 2002.

PLC believes that a leading indicator for the adoption rate of the CO2 TMR therapy is disposable kit shipments to hospitals.  During the fourth quarter of 2003, a total of 476 disposable kits were shipped worldwide.  Edwards Lifesciences delivered 471 disposable kits to United States hospitals and PLC shipped an additional 5 disposable kits to International hospitals.  The 471 domestic kits delivered by Edwards Lifesciences represents a 41 percent increase over the comparable fourth quarter a year ago.  A total of 452 disposable kits were delivered worldwide during the fourth quarter of 2002.

In conjunction with these financial results and the announcement of a new partnership with Edwards Lifesciences, PLC Systems will be hosting a conference call today, February 25, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 884-5695 or (617) 786-2960 (for international participants) at least five minutes prior to the start of the call.  The passcode is: 27824330.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.   A recording of the conference call will be available for 30 days on PLC’s website.

PLC Systems Inc. is a medical device company specializing in the design and manufacturing of lasers and related disposable components to treat cardiovascular diseases.  For more information on PLC and its products, please visit the Company’s Web site at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop products under our new agreement with Edwards and Edwards may be unsuccessful in distributing these products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optimaze System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and our other SEC reports.

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PLC Reports Seventh Consecutive Profitable Quarter/3

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues:
Product sales	$2,015	$1,878	$6,899	$7,425
Placement and service fees	320	366	1,435	1,413
Total revenues	2,335	2,244	8,334	8,838

Cost of revenues:
Product sales	927	868	2,824	3,560
Placement and service fees	144	135	519	532
Total cost of revenues	1,071	1,003	3,343	4,092

Gross profit	1,264	1,241	4,991	4,746

Operating expenses:
Selling, general and administrative	719	836	3,297	3,626
Research and development	236	224	980	889
Total operating expenses	955	1,060	4,277	4,515

Income from operations	309	181	714	231

Other income (expense):
Liquidation of subsidiary: Foreign currency loss	(257)	—	(257)	—
Other income, net	22	29	60	74

Net income	$74	$210	$517	$305

Basic and diluted earnings per share	$0.00	$0.01	$0.02	$0.01

Average shares outstanding:
Basic	29,860	29,758	29,826	29,696
Diluted	31,294	29,887	30,414	29,784

CONDENSED BALANCE SHEET

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$6,377	$5,932
Total current assets	9,367	9,412
Total assets	9,849	10,328
Total current liabilities	1,962	2,942
Shareholders’ equity	7,556	6,725

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